Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 199 Bay Street Suite 2800, Commerce Court West Toronto ON M5L 1A9 Canada Tel: 416-863-2400 Fax: 416-863-2653

June 10, 2011

Reference: 69552/4

Kiewit Investment Fund LLLP
P.O. Box 5354
Cincinnati, Ohio 45201-5354
U.S.A.

Re:	Registration Statement

Dear Sirs:

We refer to the Statement of Additional Information (the SAI”) relating to the units of Kiewit Investment Fund LLLP (the “Fund”).  We understand that the SAI will be incorporated by reference into the Fund’s prospectus and filed with the Securities and Exchange Commission (the “Commission”) on or about June 13, 2011.

We hereby consent to the reference to our name and opinion under the heading “Taxes  – Certain Canadian Federal Income Tax Considerations” in the SAI.

Yours very truly,

BLAKE, CASSELS & GRAYDON, LLP

(signed) Per:	/s/Michael W. Sharp
Michael W. Sharp, Partner